ZAYO GROUP COMPLETES ACQUISITION OF MINNEAPOLIS-BASED ACCESS COMMUNICATIONS
Combined Network Spans More Than 2,500 Miles in Minneapolis-St. Paul Area

BOULDER, Colo. - Oct. 2, 2013 - Zayo Group, LLC (“Zayo”), an international provider of Bandwidth Infrastructure services, today announced the completion of its purchase of Access Communications, Inc., a provider of Bandwidth Infrastructure services in Minneapolis-St. Paul area for a purchase price of $41 million.

Access brings to Zayo a 1,200-mile metropolitan fiber network covering the greater Minneapolis-St. Paul metropolitan area, connecting more than 500 on-net buildings, including the area’s major data centers and carrier hotel facilities. The company focused on providing dark fiber services to a concentrated set of Minneapolis area carrier, enterprise and governmental customers, particularly within the education segment.
“Integrating Access Communications and its robust fiber network will enhance our already substantial Minneapolis area network,” said Dan Caruso, president and chief executive officer of Zayo Group. “Minnesota is an important market for us to grow our network with a large base of wireless backhaul customers, Fortune 500 enterprise headquarters and a growing data center presence.”
Zayo’s 2,500 mile network in the Minneapolis-St. Paul area is a result of recent customer driven expansions, as well as previous acquisitions. Zayo also constructed new network routes in Anoka County, north of the Twin Cities, as part of a 2010 federal stimulus grant. The Access Communications acquisition enables Zayo to offer customers an even broader fiber network to address their growing Bandwidth Infrastructure needs.
The transaction was funded with cash on hand.
About Zayo Group
Based in Boulder, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, national, international and fiber-to-the-tower networks. With its acquisitions of USCarrier, FiberGate and AboveNet, Zayo’s network includes 75,839 route miles, spanning 45 states in the US as well as major cities in the United Kingdom, France, Germany and the Netherlands. Its network serves approximately 12,222 on-net buildings, including 579 data centers, 566 carrier PoPs, and 3,303 cell towers. Zayo’s colocation assets include 157,900 billable square feet of interconnect-focused colocation space.
Media Contact:
Linhart Public Relations for Zayo Group
Ashley Campbell, 303-951-2568